STATEMENT IN TERMS OF SECTION 9

OF THE EXEMPTED LIMITED PARTNERSHIP LAW (AS AMENDED) (THE “LAW”)

III TO I MARITIME PARTNERS CAYMAN I, L.P. (THE “PARTNERSHIP”)

1.	Name	III to I Maritime Partners Cayman I, L.P.

2.	Business	The business of the Partnership shall be any lawful activity under the Law.

3.	Address	c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands.

4.	Duration	The Partnership commenced on the date hereof and shall continue until terminated in accordance with the partnership agreement.

5.	General Partner	III to I Internal Maritime Solutions Cayman, Inc. of the same address as the Partnership.

6.
It is hereby declared that the Partnership shall not undertake business with the public in the Cayman Islands other than so far as may be necessary for the carrying on of the business of the Partnership exterior to the Cayman Islands.

/S/
for and on behalf of
III to International Maritime Solutions Cayman, Inc.
General Partner of the Partnership

Dated 17 October 2006

CERTIFIED TO BE A TRUE AND CORRECT COPY

SIG.	/S/

Date:	18th October, 2006